Exhibit 99.1



                WAUSAU PAPER ANNOUNCES FIRST-QUARTER EARNINGS,
                  SHARE BUY-BACK, AND TIMBERLAND SALE PROGRAM


MOSINEE, WIS..APRIL 25, 2005...Wausau Paper (NYSE:WPP) today reported first quarter earnings of $1.9 million, or $0.04 per share, compared to earnings of $3.5 million, or $0.07 per share last year. Net sales rose 6 percent to $267.7 million, and shipments increased 3 percent to 221,000 tons.

Net earnings included after-tax losses of $3.2 million, or $0.06 per share, related to the operation of the Printing & Writing segment's mill in Brainerd, Minnesota, acquired in October 2004. Results also included an after-tax credit of $1.2 million, or $0.02 per share, related to the company's stock incentive plans, compared with a charge of $0.1 million last year.

The company also announced plans to reactivate its common stock buy-back program and to sell approximately 10 percent of its timberland holdings.

"First-quarter net sales increased in each of our three business segments despite challenging market conditions," stated Thomas J. Howatt, president and CEO. "Continued focus on our key growth strategies - pursuit of attractive niche markets, new product development and superior customer service - together with operational effectiveness is allowing us to strengthen our base businesses," Mr. Howatt continued. "Revenues from products developed in the last three years exceeded our corporate target of 25 percent, mill efficiencies improved by 3 percent compared with last year and cost-containment activities delivered meaningful benefits. While the November 2004 start-up and early operation of the long-idled Brainerd mill have been challenging, we remain confident of the contributions Brainerd will make to our growth in the premium paper market."

Effective in the first quarter of 2005, the Specialty Products business segment includes results from the company's laminated roll wrap business, previously reported in the Printing & Writing segment. The change affects converting locations in Columbus, Wisconsin, and Jackson, Mississippi. "This move allows us to consolidate our technical specialty and packaging businesses into a single business unit," Mr. Howatt said. "Our management team at Specialty Products has extensive experience operating this type of business, making it a natural fit."

Specialty Products reported first-quarter operating profits of $3.9 million, compared with $5.0 million last year. Net sales increased 4 percent while shipments declined 2 percent. "Selling price increases and mix improvements could only partially offset higher costs, including fiber, linerboard, and energy, which increased a combined $6 million," said Mr. Howatt. "Despite seasonally soft market conditions and rising input costs, we increased sales while improving efficiencies at each of our three primary mills."

In the first quarter, Printing & Writing reported operating losses of $4.6 million, compared with operating profits of $1.0 million last year. Net sales and shipments increased 7 percent and 10 percent, respectively. First-quarter results included operating losses of $5.1 million at the Brainerd mill, compared with losses of $1.9 million in the fourth quarter of 2004. "Results at Brainerd reflect the difficulties encountered with stabilizing operations at a mill that was idle for most of the previous three years," Mr. Howatt explained. "The problems we've encountered have not allowed us to begin the process of mix upgrade at the mill. We believe the issues we face are solvable with minimal capital investment and we are focused on fixing them as soon as possible. Once stable operations are achieved we will introduce the value-added products that will displace commodity-oriented grades and improve results. While operating improvements have been slower-than-expected, our long-term expectations for the Brainerd mill have not changed."

Towel & Tissue's first-quarter operating profits increased nearly 50 percent to $7.9 million from $5.3 million a year ago. Net sales and shipments increased 12 percent and 2 percent, respectively, despite relatively modest first-quarter growth in the away-from-home tissue market. "Recent selling price increases, product mix improvements and strong operations have created strong earnings momentum in our Towel & Tissue business," said Mr. Howatt. "Adding to that momentum are innovative products such as the OptiCore(trademark) brand bath tissue introduced earlier this year and the continued strong market acceptance of our Green Seal{reg-trade-mark} certified EcoSoft(trademark) product line. Our focus on new products is continuing to pay dividends by driving sales of these higher-margin, value-added products."

Looking to the second quarter, Mr. Howatt said, "While we expect a seasonal improvement in demand, market conditions remain inconsistent with uncoated freesheet demand quite sluggish. At the same time, fiber prices have risen and energy prices remain at historically high levels. Despite these factors, we expect second-quarter earnings to approximate prior-year results of $0.07 per share, assuming modest improvement at the Brainerd mill."

Discussing the stock buy-back program, Mr. Howatt noted that a total of 2.6 million shares remain available for repurchase through earlier Board of Directors authorizations. Repurchases may be made from time to time in the open market or through privately negotiated transactions. "With stock prices moving lower in recent weeks we believe that active repurchase of our stock is an effective way of using our strong cash position to enhance shareholder value," Mr. Howatt said.

Over the next three years, the company intends to sell approximately 12,000 acres of timberlands, generating estimated after-tax earnings of $16 million, or $0.31 per share. The timberlands identified for sale are in relatively small woodlots in the northern two-thirds of Wisconsin and are not considered strategic sources of supply for the company's pulp mills.

Wausau Paper's first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, April 26, and can be accessed through the company's Web site at www.wausaupaper.com under "Investor Information." A replay of the webcast will be available at the same site through May 3.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. Green
Seal(reg-trade-mark) is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


                               (tables follow)

                                 WAUSAU PAPER
                 INTERIM REPORT - QUARTER ENDED MARCH 31, 2005

(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                            Three Months
     OF OPERATIONS (UNAUDITED)                              Ended March 31,
                                                           2005        2004
Net sales                                               $267,741    $251,815
Cost of sales                                            244,606     225,117
     Gross profit                                         23,135      26,698
Selling & administrative                                  17,527      18,884
     Operating profit                                      5,608       7,814
Interest expense                                          (2,650)     (2,527)
Other income/(expense), net                                  115         194
     Earnings before income taxes                          3,073       5,481
Provision for income taxes                                 1,137       2,029
     Net earnings                                    $     1,936 $     3,452

     Net earnings per share-basic                    $      0.04 $      0.07
     Net earnings per share-diluted                  $      0.04 $      0.07
     Weighted average shares outstanding-basic        51,690,000  51,617,000
     Weighted average shares outstanding-diluted      51,991,000  51,805,000

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)            March 31, December 31,
                                                            2005        2004
Current assets                                           $280,576    $287,292
Property, plant & equipment, net                          544,519     551,160
Other assets                                               44,336      43,782
     Total Assets                                        $869,431    $882,234

Current liabilities                                      $127,433    $147,750
Long-term debt                                            161,630     161,833
Other liabilities                                         221,322     215,559
Stockholders' equity                                      359,046     357,092
     Total Liabilities & Stockholders' Equity            $869,431    $882,234

CONDENSED CONSOLIDATED STATEMENTS                             Three Months
       OF CASH FLOW (UNAUDITED)                              Ended March 31,
                                                            2005        2004
Net cash (used in) provided by operating activities     $(17,118)    $14,031
Cash flows from investing activities:
     Capital expenditures                                 (8,633)     (3,937)
Cash flows from financing activities:
     Payments under capital lease obligation                 (28)        (28)
     Dividends paid                                       (4,394)     (4,382)
     Proceeds from stock option exercises                      0       1,087
Cash used in financing activities:                        (4,422)     (3,323)
     Net increase (decrease) in cash & cash equivalents $(30,173)    $ 6,771

Note 1. Balance sheet amounts at March 31, 2005, are unaudited. The December 31, 2004, amounts are derived from audited financial statements.

Note 2.  Interim Segment Information
         The Company has reclassified certain prior-year interim segment information to conform to the 2005 presentation. The reclassification is the result of a reporting change, effective January 1, 2005, for two converting facilities from the Printing & Writing segment to the Specialty Products segment.

         The Company's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

         Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota. Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home market." Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

         Sales, operating profit, and asset information by segment is as follows:

         (in thousands, except ton data)                 March 31, December 31,
                                                           2005        2004
         Segment assets (Note 1)
              Specialty Products                         $344,857    $342,724
              Printing & Writing                          292,290     281,378
              Towel & Tissue                              172,023     171,080
              Corporate & Unallocated*                     60,261      87,052
                                                         $869,431    $882,234

                                                                   Three Months
                                                                  Ended March 31,
                                                                 2005        2004
         Net sales external customers (unaudited)
              Specialty Products                               $118,364    $114,137
              Printing & Writing                                 92,604      86,895
              Towel & Tissue                                     56,773      50,783
                                                               $267,741    $251,815

         Operating profit (loss) (unaudited)
              Specialty Products                               $  3,940    $  4,983
              Printing & Writing                                 (4,569)      1,019
              Towel & Tissue                                      7,884       5,301
              Corporate & Eliminations                           (1,647)     (3,489)
                                                               $  5,608    $  7,814

         Depreciation, depletion and amortization (unaudited)
              Specialty Products                               $  6,208    $  6,318
              Printing & Writing                                  4,048       3,883
              Towel & Tissue                                      4,778       4,496
              Corporate & Unallocated                               287         285
                                                                $15,321     $14,982

         Tons sold (unaudited)
              Specialty Products                                104,788     106,635
              Printing & Writing                                 80,160      73,190
              Towel & Tissue                                     36,287      35,423
                                                                221,235     215,248

         *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.